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                                                                   Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the use in Amendment No. 1 to the Registration Statement (Reg. No. 333-77281) on Form S-2 of Sun Life Insurance and Annuity Company of New York of our report dated February 10, 2000 accompanying the statutory financial statements of Sun Life Insurance and Annuity Company of New York, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles, appearing in the Prospectus for the Regatta Gold-NY Variable and Fixed Annuity Contract and in the Prospectus for the Futurity-NY Variable and Fixed Annuity Contract, which are a part of such Registration Statement, and to the incorporation by reference of our report dated February 10, 2000 appearing in the Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles.

    We also consent to the references to us under the headings "Condensed Financial Information--Accumulation Unit Values" and "Accountants" in such Regatta Gold-NY Prospectus and under the heading "Accountants" in such Futurity-NY Prospectus.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 29, 2000